Exhibit 99.01

OGE Energy Corp. announces 2009 results
Company reaffirms 2010 earnings guidance

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, reported earnings of $2.66 per diluted share in 2009, compared with $2.49 per diluted share in 2008.

In 2009, OG&E reported net income of $200 million and contributed $2.06 per diluted share, compared with $143 million, or $1.54 per diluted share in 2008.  Enogex reported net income of $66 million, or $0.68 per diluted share in 2009, compared to record net income of $91 million, or $0.98 per diluted share in 2008.

“Consolidated earnings reflect the benefits of our targeted capital investment programs in both businesses.” said Pete Delaney, OGE Energy chairman, president and CEO.  “The company continues to perform well in an uncertain economic environment.  We are executing on our plans and remain well positioned to achieve our long-term growth targets.”

For the three months ended Dec. 31, 2009, OGE Energy reported earnings of $0.35 per diluted share, compared with $0.23 per diluted share in the fourth quarter of 2008.  The increase was due primarily to higher volumes and commodity prices in the fourth quarter compared to the same period last year for Enogex and higher electric rates for OG&E.

Discussion of 2009 results

OGE Energy reported consolidated gross margin of $1.31 billion in 2009, compared with $1.25 billion in 2008.  Operating income was $492 million in 2009, compared with $462 million in 2008.  Net income was $258 million in 2009, compared with $231 million in 2008.

OG&E reported gross margin of $955 million in 2009, compared with $845 million in 2008. OG&E’s higher earnings, $2.06 in diluted earnings per share in 2009 compared with $1.54 per diluted share in 2008, were primarily attributed to rate relief during 2009 and regulatory recoveries for utility investments partially offset by milder weather during the course of 2009.

Enogex reported gross margin of $360 million in 2009, compared to $393 million in 2008.  Lower earnings at Enogex, $0.68 per diluted share in 2009 compared to $0.98 per diluted share in 2008, were primarily due to lower commodity prices for most of 2009, partially offset by higher volumes of gathered gas, processed liquids and leased transportation capacity.

The holding company posted a loss of $0.08 per share to OGE Energy’s consolidated results in 2009, compared with a loss of $0.03 per share in 2008, primarily a result of lower margins in the marketing business resulting from a decrease in revenues from certain transportation contracts.

2010 Outlook
OGE Energy consolidated earnings guidance for 2010 is reaffirmed at $2.70 - $2.95 per diluted share. The guidance assumes between approximately 98 million and 99 million average diluted shares outstanding and normal weather for the year.

More information regarding the Company’s 2010 earnings guidance and 2009 financial results is contained in the Company's Form 10-K filed today with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2010 on Thursday, Feb. 18, at 8 a.m. CST. The conference will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 777,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2009.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
	(In millions, except per share data)

OPERATING REVENUES
Electric Utility operating revenues	$ 411.3	$ 369.9	$ 1,751.2	$ 1,959.5
Natural Gas Pipeline operating revenues	362.4	316.1	1,118.5	2,111.2
Total operating revenues	773.7	686.0	2,869.7	4,070.7

COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	189.4	168.8	748.7	1,061.2
Natural Gas Pipeline cost of goods sold	276.8	241.5	809.0	1,756.8
Total cost of goods sold	466.2	410.3	1,557.7	2,818.0

Gross margin on revenues	307.5	275.7	1,312.0	1,252.7
Other operation and maintenance	131.7	134.4	466.8	492.2
Depreciation and amortization	68.8	61.0	262.6	217.5
Impairment of assets	1.1	0.4	3.1	0.4
Taxes other than income	22.1	19.8	87.6	80.5
	83.8	60.1	491.9	462.1
OPERATING INCOME

OTHER INCOME (EXPENSE)
Interest income	---	2.3	1.4	6.7
Allowance for equity funds used during construction	4.4	---	15.1	---
Other income	7.5	6.8	27.5	15.4
Other expense	(7.4)	(7.0)	(16.3)	(25.6)
Net other income (expense)	4.5	2.1	27.7	(3.5)

INTEREST EXPENSE
Interest on long-term debt	36.7	29.6	137.3	103.0
Allowance for borrowed funds used during construction	(2.4)	(1.6)	(8.3)	(4.0)
Interest on short-term debt and other interest charges	2.0	7.0	8.4	21.0
Interest expense	36.3	35.0	137.4	120.0
INCOME BEFORE TAXES	52.0	27.2	382.2	338.6

INCOME TAX EXPENSE	16.9	4.6	121.1	101.2

NET INCOME	$ 35.1	$ 22.6	261.1	237.4
Less: Net income attributable to noncontrolling interest	0.9	0.8	2.8	6.0

NET INCOME ATTRIBUTABLE TO OGE ENERGY	$ 34.2	$ 21.8	$ 258.3	$ 231.4

BASIC AVERAGE COMMON SHARES OUTSTANDING	96.9	93.0	96.2	92.4
DILUTED AVERAGE COMMON SHARES OUTSTANDING	98.1	93.4	97.2	92.8

BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.35	$ 0.23	$ 2.68	$ 2.50

DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.35	$ 0.23	$ 2.66	$ 2.49

OGE Energy Corp.
financial and statistical data
(unaudited)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$ 160.6	$ 134.1	$ 717.9	$ 751.2
Commercial	103.7	94.0	439.8	479.0
Industrial	43.8	41.4	172.1	219.8
Oilfield	32.1	31.6	132.6	151.9
Public authorities and street light	40.9	36.6	167.7	190.3
Sales for resale	13.6	12.8	53.6	64.9
Provision for rate refund	---	(0.2)	(0.6)	(0.4)
System sales revenues	394.7	350.3	1,683.1	1,856.7
Off-system sales revenues	6.2	9.9	31.8	68.9
Other	10.4	9.7	36.3	33.9
Total operating revenues	$ 411.3	$ 369.9	$ 1,751.2	$ 1,959.5

Sales of electricity - MWH (a) sales by classification
Residential	1.9	2.0	8.7	9.0
Commercial	1.5	1.6	6.4	6.5
Industrial	0.9	0.9	3.6	4.0
Oilfield	0.7	0.7	2.9	2.9
Public authorities and street light	0.8	0.7	3.0	3.0
Sales for resale	0.3	0.3	1.3	1.4
System sales	6.1	6.2	25.9	26.8
Off-system sales	0.2	0.4	1.0	1.4
Total sales	6.3	6.6	26.9	28.2

Number of customers	776,550	770,088	776,550	770,088

Average cost of energy per KWH (b) - cents
Natural gas	4.410	5.213	3.696	8.455
Coal	1.783	1.182	1.747	1.153
Total fuel	2.759	2.308	2.474	3.337
Total fuel and purchased power	3.041	2.626	2.760	3.710

Degree days
Heating
Actual	1,510	1,358	3,456	3,394
Normal	1,403	1,403	3,631	3,650
Cooling
Actual	11	58	1,860	2,081
Normal	61	61	1,911	1,912

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$ 259.2	$ 192.1	$ 850.9	$ 1,103.2
Operating income	$ 39.6	$ 24.4	$ 145.9	$ 185.2
Net income attributable to Enogex LLC	$ 16.8	$ 9.5	$ 66.3	$ 91.2
Net cash provided from operating activities	$ 48.8	$ 105.2	$ 123.6	$ 242.0
Capital expenditures	$ 57.4	$ 125.3	$ 237.1	$ 331.5

Gathered volumes - Tbtu/d (c)	1.22	1.24	1.25	1.16
Incremental transportation volumes - Tbtu/d (d)	0.53	0.35	0.54	0.41
Total throughput volumes - Tbtu/d	1.75	1.59	1.79	1.57

Natural gas processed - Tbtu/d	0.73	0.69	0.70	0.66

Natural gas liquids sold (keep-whole) - million gallons	41	27	110	181
Natural gas liquids sold (purchase for resale) - million gallons	97	76	351	222
Natural gas liquids sold (percent-of-liquids) - million gallons	7	7	32	23
Total natural gas liquids produced - million gallons	145	110	493	426

Average net sales price per gallon	$ 0.993	$ 0.668	$ 0.770	$ 1.255

Estimated realized keep-whole spreads (e)	$ 5.84	$ 3.53	$ 4.12	$ 6.15

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.
(e) The estimated realized keep-whole spread is an approximation of the spread between the weighted-average sales price of the retained NGL commodities and the purchase price of the replacement natural gas shrink. The spread is based on the market commodity spread less any gains or losses realized from keep-whole hedging transactions. The market commodity spread is estimated using the average of the Oil Price Information Service daily average posting at the
Conway, Kansas market for NGL and the Inside FERC monthly index posting for Panhandle Eastern Pipe Line Co.
Texas, Oklahoma for the forward month contract for natural gas prices.